Exhibit 4.3

DESCRIPTION OF SECURITIES

General

In this Exhibit 4.3, “we”, “us”, “our”, “MREIC” or “the Company”, refers to Monmouth Real Estate Investment Corporation, together with its predecessors and subsidiaries, unless the context requires otherwise.

Our authorized stock consists of 404,439,750 shares, classified as 188,039,750 shares of common stock, par value $0.01 per share, 200,000,000 shares of excess stock, par value $0.01 per share, and 16,400,000 shares of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, or Series C Preferred Stock. The excess stock is intended to, among other purposes, assist us in preserving our status as a REIT under the Code. See “—Restrictions on Ownership and Transfer.” Under the Maryland General Corporation Law (the “MGCL”) and our charter, a majority of our entire board of directors has the power, without action by our common stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our board of directors is also authorized under the MGCL and our charter to classify and reclassify any unissued shares of our stock into other classes or series of stock. Before we issue shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to restrictions in our charter on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

As of September 30, 2019, 96,398,796 shares of common stock were issued and outstanding, no shares of excess stock were issued and outstanding, and 13,907,122 shares of Series C Preferred Stock were issued and outstanding.

Common Stock

The shares of common stock have no preferences, conversion, sinking fund, redemption (except with respect to shares of excess stock, described above) or preemptive rights to subscribe for any of our securities.

Subject to the provisions of our charter regarding restrictions on transfer and ownership of our stock and the terms of any other class or series of our stock, our common stockholders will have one vote per share on all matters submitted to a vote of our common stockholders, including the election of directors. Except as provided with respect to any other class or series of stock (including the Series C Preferred Stock), the holders of our common stock will possess the exclusive voting power.

There is generally no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares of our common stock, if any, will not be able to elect any directors, except as otherwise provided by the terms of any other class or series of our stock, including the Series C Preferred Stock.

Subject to any preferential rights granted to any class or series of our stock (including the Series C Preferred Stock), and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock will be entitled to receive dividends or other distributions if, as and when declared by us out of funds legally available for dividends or other distributions to stockholders. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, all shares of our common stock have equal distribution rights. In the event of the liquidation, dissolution or winding up of the affairs of our company, after payment of any preferential amounts to any class of preferred stock which may be outstanding (including the Series C Preferred Stock) and after payment of, or adequate provision for, all of our known debts and liabilities, holders of our common stock will be entitled to share ratably in all assets that we may legally distribute to our stockholders.

Our common stock is traded on the NYSE under the symbol “MNR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

6.125% Series C Cumulative Redeemable Preferred Stock.

Ranking. The Series C Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes and series of our common stock and to all other stock issued by us, the terms of which expressly provide that such securities rank junior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(2)	on a parity with any class or series of stock classified by our board of directors in the future, the terms of which specifically provide that such stock ranks on a parity with the Series C Preferred Stock with respect to payments of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)	junior to any class or series of stock classified by our board of directors in the future, the terms of which specifically provide that such class or series ranks senior to the Series C Preferred Stock with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(4)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to common stock or preferred stock) and the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends. Holders of Series C Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.53125 per share, which is equivalent to 6.125% of the $25.00 liquidation preference per share, per year. Dividends on the Series C Preferred Stock will be payable quarterly in arrears in the amount of $0.3828125 on the 15th day of September, December, March and June (each, a “dividend payment date”) to holders of record as of the close of business on the applicable record date; except that, if any dividend payment date is not a business day, as defined in the articles supplementary setting forth the terms of the Series C Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid or set aside for payment on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from that dividend payment date to the next succeeding business day.

Any dividend payable on the Series C Preferred Stock, including for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of Series C Preferred Stock as they appear in the transfer agent’s records at the close of business on the applicable record date, which will be the date that our board of directors designates as the record date for the payment of a dividend that is not more than 31 nor fewer than ten days before the applicable dividend payment date.

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Our board of directors will not authorize, and we will not pay or set apart for payment, any dividend on the Series C Preferred Stock at any time that:

●	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, prohibit such authorization, payment or setting apart for payment;

●	the terms and conditions of any of our agreements, including any agreement relating to our indebtedness, provide that such authorization, payment or setting apart for payment would constitute a breach of, or a default under, such agreement; or

●	the law restricts or prohibits the authorization, payment or setting apart for payment.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not:

●	the terms and conditions of any law or any of our agreements, including any agreement relating to our indebtedness, prohibit the current payment of dividends on the Series C Preferred Stock;

●	we have earnings;

●	there are funds legally available for the payment of the dividends; or

●	the dividends are declared by us.

No interest, or sum in lieu of interest will be payable in respect of any accumulated and unpaid dividends on the Series C Preferred Stock which may be in arrears, and holders of the Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series C Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Except as described below, we will not declare or pay or set aside for payment any dividends or declare or make any other distribution of cash or other property on or with respect to our common stock or any other class or series of stock that ranks junior to or on a parity with the Series C Preferred Stock with respect to the payment of dividends or redeem, purchase or otherwise acquire for any consideration, or make any funds available for a sinking fund for the redemption of, any shares of common stock or any other class or series of stock that ranks junior to or on a parity with the Series C Preferred Stock with respect to the payment of dividends, unless we also have paid in cash full cumulative dividends on the Series C Preferred Stock for all past dividend periods.

Except as described below, if we do not declare and either pay in cash, or set aside a sum sufficient for payment of, full cumulative dividends on the Series C Preferred Stock and any other class or series of stock that ranks on a parity, with respect to the payment of dividends, with the Series C Preferred Stock, the amount which we have declared will be allocated pro rata to the holders of Series C Preferred Stock and each such other class or series of stock, so that the amount declared for each share of Series C Preferred Stock and for each share of such other class or series of stock is proportionate to the accumulated and unpaid dividends on those shares (which shall not include any amount in respect of unpaid dividends on such other class or series of stock for prior Series C dividend periods if such other class or series of stock does not have a cumulative dividend).

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Notwithstanding the foregoing restrictions, and regardless of whether we have paid full cumulative dividends on the Series C Preferred Stock or any other class or series of our stock that ranks on a parity with the Series C Preferred Stock with respect to the payment of dividends for any dividend period, we will not be prohibited or limited from:

●	paying dividends on any shares of our stock in shares of our common stock or any other class or series of our stock ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

●	converting or exchanging any shares of our stock for shares of our common stock or any other class or series of our stock ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

●	redeeming, purchasing or otherwise acquiring any shares of our stock pursuant to the provisions of our charter relating to the restrictions upon ownership and transfer of stock or permitting us to redeem shares of our stock to assist us in preserving our status as a REIT; or

●	purchasing or acquiring shares of Series C Preferred Stock or shares of any other class or series of our stock ranking on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earnings and profits that are paid or made available for such taxable year to the holders of all classes and series of stock, or the total dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of the Series C Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series C Preferred Stock for the year and the denominator of which will be the total dividends.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the then-outstanding shares of Series C Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, subject to the payment of or provision for our debts and other liabilities and the preferential rights of the holders of any class or series of stock that we may issue ranking senior to the Series C Preferred Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up, a liquidation preference of $25.00 per share plus an amount equal to any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of our common stock or any other class or series of our stock ranking junior to the Series C Preferred Stock with respect to distributions upon our liquidation, dissolution or winding up. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all outstanding shares of each other class or series of our stock ranking on a parity with the Series C Preferred Stock in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of Series C Preferred Stock and each such other class or series of stock ranking on a parity with the Series C Preferred Stock as to rights upon our liquidation, dissolution and winding up will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of the Series C Preferred Stock will be entitled to notice of any voluntary or involuntary liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days before the first payment date of any such liquidating distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series C Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation, merger or conversion with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.

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In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series C Preferred Stock will not be added to our total liabilities.

Optional Redemption. The Series C Preferred Stock is not redeemable by us before September 15, 2021, except under the circumstances described in the next paragraph below, pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock and under the circumstances described under “ – Special Optional Redemption.”

We may redeem any or all of the outstanding shares of Series C Preferred Stock at any time, whether before or after September 15, 2021, for a cash redemption price per share equal to $25.00, plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series C Preferred Stock and on or before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below, if our board of directors determines that such redemption is necessary to assist us in preserving our status as a REIT.

On and after September 15, 2021, we will have the option to redeem the Series C Preferred Stock, in whole or in part, from time to time, for a cash redemption price per share equal to $25.00, plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series C Preferred Stock and on or before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below.

Special Optional Redemption. During any period of time (whether before or after September 15, 2021) that both (i) the Series C Preferred Stock is not listed on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, and any shares of Series C Preferred Stock are outstanding (which we refer to collectively as a Delisting Event), we will have the option to redeem the Series C Preferred Stock, in whole or in part, within 90 days after the date of the Delisting Event, for a cash redemption price per share equal to $25.00, plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series C Preferred Stock and on or before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below.

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Upon the occurrence of a Change of Control (as defined below), we will have the option to redeem the Series C Preferred Stock, in whole or in part, and within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series C Preferred Stock and on or before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), without interest, upon the giving of notice, as provided below.

A “Change of Control” occurs when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (and such a person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	after the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity (or, if in connection with such transaction holders of common stock receive consideration consisting of common equity securities of another entity, such other entity) has a class of common securities (or American Depository Receipts representing such securities) listed on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

If, before the date fixed for conversion of Series C Preferred Stock in connection with a Delisting Event or Change of Control, as described more fully below, we provide notice of redemption of shares of Series C Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption rights), holders of such shares of Series C Preferred Stock will not be entitled to convert their shares as described below under “– Conversion Rights.”

Procedures for Redemption. We will mail to the address of a record holder, as shown on our share transfer books, a notice of redemption no less than 30 days nor more than 60 days before the redemption date and before the date fixed for conversion as described under “– Conversion Rights” below. In addition to any information required by law or the rules of any exchange on which the Series C Preferred Stock is listed, quoted or admitted to trading, each notice must state the following:

●	the date for redemption, or the redemption date;

●	the redemption price;

●	the total number of shares of Series C Preferred Stock to be redeemed (and, if fewer than all shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder);

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●	the place or places where the shares of Series C Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares (duly endorsed for transfer) and any other documents or procedures that we require in connection with such redemption;

●	if Series C Preferred Stock is being redeemed pursuant to our special optional redemption right, that the Series C Preferred Stock is being redeemed in connection with the occurrence of a Delisting Event or a Change of Control, as applicable, and, if in connection with the occurrence of a Change of Control, a brief description of the transaction or transactions constituting such Change or Control;

●	if a Delisting Event or Change of Control has occurred, that holders of the shares of Series C Preferred Stock to which the notice relates will not be entitled to tender such shares for conversion in connection with the Delisting Event or Change of Control, as applicable, and each share of Series C Preferred Stock tendered for conversion that is selected, before the date fixed for such conversion, for redemption will be redeemed on the related redemption date instead of converted on the applicable conversion date; and

●	that dividends on the shares of Series C Preferred Stock designated for redemption will cease to accumulate on the redemption date.

A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of notice or validity of the proceedings for redemption of shares of Series C Preferred Stock called for redemption except as to the holder to whom notice was defective or not given. A redemption notice that has been mailed in the manner provided above will be presumed to be given on the date it is mailed whether or not the stockholder receives the redemption notice. The redemption price of the shares of Series C Preferred Stock to be redeemed will then be paid to or on the order of the person whose name appears in our stock ledger as the record owner of such shares.

If we have given a notice of redemption, we have set aside the funds necessary for the redemption of the shares of Series C Preferred Stock called and we have given irrevocable instructions to pay the redemption price and all accumulated and unpaid dividends payable on the applicable redemption date, then, from and after the redemption date:

●	all dividends on the shares of Series C Preferred Stock designated for redemption in the notice will cease to accumulate;

●	all rights of the holders of the shares of Series C Preferred Stock designated for redemption will cease and terminate, except the right to receive the redemption price (including all accumulated and unpaid dividends up to, but not including, the redemption date, that are payable in connection with the payment of the redemption price), without interest;

●	the shares of Series C Preferred Stock designated for redemption may not thereafter be transferred except with our consent; and

●	the shares of Series C Preferred Stock designated for redemption will not be outstanding for any purpose whatsoever.

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The holders of shares of Series C Preferred Stock as of the close of business on a record date fixed for the payment of a dividend on the Series C Preferred Stock will be entitled to receive such dividend on the corresponding payment date, notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date.

If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to either the optional redemption right or the special redemption rights discussed above (except for redemption necessary to assist us in preserving our status as a REIT), the shares of Series C Preferred Stock to be redeemed will be determined pro rata (as nearly as practicable without creating fractional shares) or by lot. If the redemption is to be by lot, and if, as a result of the redemption, any holder of Series C Preferred Stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding stock (which includes the Series C Preferred Stock but does not include any shares of excess stock), or violate any other restriction or limitation of our stock set forth in our charter, then, except as otherwise permitted in our charter, we will redeem the requisite number of shares of Series C Preferred Stock of that holder such that the holder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 9.8% in value or in number of shares (whichever is more restrictive) of our issued and outstanding stock or violate any other restriction or limitation of our stock set forth in our charter.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series C Preferred Stock have been or contemporaneously are paid, or declared and set apart for payment, for all past dividend periods, no shares of Series C Preferred Stock may be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and we will not purchase or otherwise acquire directly or indirectly any Series C Preferred Stock, except by (i) conversion or exchange for shares of our common stock or any other class or series of our stock ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (ii) redemption, purchase or other acquisition of shares of stock pursuant to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, or (iii) purchase or other acquisition of shares of the Series C Preferred Stock or shares of any other class or series of our stock ranking on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

All shares of the Series C Preferred Stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of common stock, without designation as to class or series.

Conversion Rights. Upon the occurrence of a Delisting Event or a Change of Control, unless, before the date fixed for such conversion, we provide notice of redemption of such shares of Series C Preferred Stock as described above under “- Optional Redemption” or “– Special Optional Redemption” and subject to the restrictions on ownership and transfer of our stock set forth in our charter, then, unless holders of the Series C Preferred Stock will receive the Alternative Form Consideration as described below, each holder of Series C Preferred Stock will have the right to convert all or part of the Series C Preferred Stock held by such holder into a number of shares of common stock per share of Series C Preferred Stock to be so converted, or the Common Share Conversion Consideration, equal to the lesser of:

●	the quotient obtained, which we refer to as the Conversion Rate, by dividing (i) the sum of $25.00 plus the amount of any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable conversion date is after a record date set for the payment of a dividend on the Series C Preferred Stock and on or before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Common Share Price (as defined below); and

●	3.41997, the Share Cap, subject to certain adjustments described below.

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The “Common Share Price” for any Change of Control will be (i) if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash, the average of the closing sales price per share of common stock on the NYSE, the NYSE American or the NASDAQ, or an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ, for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control. The “Common Share Price” for any Delisting Event will be the average of the closing sale prices per share of common stock on the NYSE, the NYSE American or the NASDAQ, or an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ, for the ten consecutive trading days immediately preceding, but not including, the effective date of the Delisting Event.

The Share Cap will be subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of common stock), subdivisions or combinations with respect to our common stock as follows: the adjusted Share Cap as the result of such an event will be the number of shares of common stock that is equivalent to the product of (i) the Share Cap in effect immediately before such event multiplied by (ii) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such event and the denominator of which is the number of shares of common stock outstanding immediately before such event.

In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which shares of common stock will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of shares of Series C Preferred Stock will receive upon conversion of a share of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of common stock equal to the Common Share Conversion Consideration immediately before the effective time of the Delisting Event or Change of Control.

If the holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with the Delisting Event or Change of Control, the form of consideration that holders of the Series C Preferred Stock will receive will be in the form of consideration elected by the holders of a plurality of the shares of common stock held by stockholders who participate in the election and will be subject to any limitations to which all holders of shares of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Delisting Event or Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series C Preferred Stock. Instead, we will pay the cash value of any such fractional share based on the Common Share Price.

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Within 15 days after the occurrence of a Delisting Event or Change of Control, we will provide to holders of record of outstanding shares of Series C Preferred Stock, at the addresses for such holders shown on our share transfer books, a notice of the occurrence of the Delisting Event or Change of Control. This notice will state the following:

●	the events constituting the Delisting Event or Change of Control;

●	the date of the Delisting Event or Change of Control;

●	the last date on which the holders of shares of Series C Preferred Stock may exercise their conversion rights in connection with the Delisting Event or Change of Control, as applicable;

●	the method and period for calculating the Common Share Price;

●	the date fixed for conversion in connection with the Delisting Event or Change of Control, or the conversion date, which will be a business day fixed by our board of directors that is not fewer than 20 and not more than 35 days after the date of the notice;

●	that if, before the applicable conversion date, we provide notice of our election to redeem all or any portion of the shares of Series C Preferred Stock, holders of the Series C Preferred Stock will not be able to convert the shares of Series C Preferred Stock so called for redemption, and such shares of Series C Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion in connection with the Delisting Event or Change of Control, as applicable;

●	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock converted;

●	the name and address of the paying agent and the conversion agent; and

●	the procedures that the holders of shares of Series C Preferred Stock must follow to exercise their conversion rights in connection with the Delisting Event or Change of Control, as applicable.

A failure to give such notice or any defect in the notice or in its mailing will not affect the sufficiency of the notice or validity of the proceedings for conversion of shares of Series C Preferred Stock in connection with a Delisting Event or Change of Control, as applicable, except as to the holder to whom notice was defective or not given. A notice that has been mailed in the manner provided herein will be presumed to be given on the date it is mailed whether or not the stockholder receives such notice.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on our website, in any event before the opening of business on the first business day after any date on which we provide the notice described above to the holders of record of Series C Preferred Stock.

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To exercise conversion rights in connection with a Delisting Event or Change of Control, as applicable, a holder of record of Series C Preferred Stock will be required to deliver, on or before the close of business on the applicable conversion date, the certificates, if any, representing any certificated shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a completed written conversion notice and any other documents we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state:

●	the relevant conversion date; and

●	the number of shares of Series C Preferred Stock to be converted.

A holder of Series C Preferred Stock may withdraw any notice of exercise of such holder’s conversion rights in connection with a Delisting Event or Change of Control, as applicable, in whole or in part, by a written notice of withdrawal delivered to our conversion agent before the close of business on the business day before the applicable conversion date. The notice of withdrawal must state:

●	the number of withdrawn shares of Series C Preferred Stock;

●	if certificated shares of Series C Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn certificated shares of Series C Preferred Stock; and

●	the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series C Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series C Preferred Stock as to which the holder’s conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable form of consideration on the applicable conversion date unless, before the applicable conversion date, we provide notice of our election to redeem such shares of Series C Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption rights. If we elect to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable form of consideration on a conversion date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price for such shares.

We will deliver amounts owed upon conversion no later than the third business day after the applicable conversion date.

In connection with the exercise of conversion rights in connection with any Delisting Event or Change of Control, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series C Preferred Stock into shares of common stock. Notwithstanding any other provision of the terms of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such Series C Preferred Stock into shares of common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter. See “—Restrictions on Ownership and Transfer.”

The conversion and redemption features of the Series C Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

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Except as provided above in connection with a Delisting Event or Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other property or securities, except that shares of Series C Preferred Stock may be exchanged for shares of our excess stock pursuant to the provisions of our charter relating to restrictions on ownership and transfer of our stock.

Voting Rights. Except as described below, holders of Series C Preferred Stock will generally have no voting rights. On any matter in which the Series C Preferred Stock may vote (as expressly provided in our charter), each share of Series C Preferred Stock shall be entitled to cast one vote.

If dividends on the Series C Preferred Stock are in arrears, whether or not declared, for six or more quarterly dividend periods, whether or not these quarterly dividend periods are consecutive, the holders of the Series C Preferred Stock and the holders of all other classes and series of our preferred stock ranking on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, upon which like voting rights have been conferred and are exercisable, or voting preferred stock, and with which the holders of Series C Preferred Stock are entitled to vote together as a single class, voting together as a single class, will have the exclusive power to elect two additional directors, or the preferred directors, to serve on our board of directors, until all dividends accumulated on the outstanding shares of Series C Preferred Stock for all past dividend periods and the then-current dividend period shall have been fully paid. Unless the number of our directors has previously been increased pursuant to the terms of any class or series of voting preferred stock with which the holders of the Series C Preferred Stock are entitled to vote together as a single class in the election of preferred directors (and has not subsequently been decreased), the number of our directors will automatically increase by two at such time as holders of the Series C Preferred Stock become entitled to vote in the election of preferred directors. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of preferred directors, the term of office of preferred directors will terminate, and the number of our directors will automatically decrease by two, when all accumulated dividends on the Series C Preferred Stock for all past dividend periods and the then-current dividend period have been fully paid. If the right of holders of the Series C Preferred Stock to elect the preferred directors terminates after the record date for the determination of holders of shares of Series C Preferred Stock entitled to vote in any election of preferred directors but before the closing of the polls in such election, holders of the Series C Preferred Stock outstanding as of such record date will not be entitled to vote in such election of preferred directors. The right of the holders of the Series C Preferred Stock to elect preferred directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event will the holders of the Series C Preferred Stock be entitled to nominate or elect an individual as a preferred director, and no individual shall be qualified to be nominated for election or to serve as a preferred director, if the individual’s service as a director would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed or quoted.

At any time that holders of Series C Preferred Stock have the right to elect preferred directors, but such preferred directors have not been elected, we must call a special meeting of our stockholders for the purpose of electing preferred directors upon the written request of the holders of record of at least 10% of the outstanding shares of the Series C Preferred Stock and any other class or series of voting preferred stock with which the holders of the Series C Preferred Stock are entitled to vote together as a single class in the election of preferred directors, unless such request is received fewer than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which case, the election of preferred directions will be held at the earlier of the next annual or special meeting of our stockholders. The preferred directors will be elected by a plurality of the votes cast in the election of preferred directors, and each preferred director will serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies, or until such preferred director’s term of office terminates as described above. Preferred directors will not be classified with respect to the terms for which they hold office. Any preferred director elected by the holders of the Series C Preferred Stock and any class or series of voting preferred stock may be removed, with or without cause, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and all classes and series of voting preferred stock then entitled to vote in the election of preferred directors, voting together as a single class. Holders of common stock will not be entitled to vote in the election or removal of preferred directors.

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So long as any shares of Series C Preferred Stock are outstanding, the approval of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and any equally-affected class or series of voting preferred stock with which the holders of Series C Preferred Stock are entitled to vote as a single class on such matters (voting together as a single class), is required:

●	to authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, the reclassification of any of our authorized stock into any such senior stock or the creation, authorization or issuance of any obligation or security convertible or exchangeable into or evidencing the right to purchase any such senior stock; or

●	except as described below, to amend, alter or repeal any provision of our charter, including the articles supplementary setting forth the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock.

The following actions will not materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock, and the holders of the Series C Preferred Stock will not be entitled to vote on:

●	any increase in the number of authorized or issued shares of common stock, excess stock or preferred stock without further designation as to class or series, or the creation or issuance of any class or series of our stock ranking junior or on a parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; or

●	any amendment, alteration or repeal of any provision of our charter, including the articles supplementary setting forth the terms of the Series C Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if (i) the Series C Preferred Stock (or the securities into which the Series C Preferred Stock has been converted in any successor person or entity to us) remains outstanding with the terms thereof unchanged in all material respects or is exchanged for securities of the successor person or entity with substantially identical rights (taking into account that, upon the occurrence of such an event, we may not be the surviving entity) or (ii) if the holders of the Series C Preferred Stock receive in connection with such event an amount of cash per share of Series C Preferred Stock equal to the liquidation preference of $25.00 plus any accumulated and unpaid dividends thereon (whether or not declared) to, but not including, the date of such event (unless such date of such event is after a record date set for the payment of a dividend on the Series C Preferred Stock and before the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in such sum).

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The voting provisions above will not apply if, at or before the time when the act with respect to which the vote would otherwise be required would occur, we have duly redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption of all outstanding shares of Series C Preferred Stock.

No Maturity, Sinking Fund, Mandatory Redemption or Preemptive Rights. The Series C Preferred Stock has no stated maturity date, will not be subject to any sinking fund or mandatory redemption provisions and will have no preemptive rights to subscribe for any of our securities.

Ownership Limits and Restrictions on Transfer. In order to assist us in maintaining our qualification as a REIT, ownership by any person of our outstanding stock, including the Series C Preferred Stock, is restricted under our charter. Any certificates representing shares of Series C Preferred Stock will include a legend regarding restrictions on transfer. For further information regarding restrictions on ownership and transfer of the Series C Preferred Stock, see “Restrictions on Ownership and Transfer”.

Information Rights. During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were an “accelerated filer” within the meaning of the Exchange Act, and (ii) within 15 days after written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock

Listing; Transfer Agent; Distributions Disbursing Agent. Our Series C Preferred Stock is traded on the NYSE under the symbol “MNRprC.” The registrar, transfer agent and distributions disbursing agent for the Series C Preferred Stock is American Stock Transfer & Trust Company.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

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Our charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

●	any person directly or indirectly acquiring beneficial ownership of more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of our stock (other than shares of excess stock);

●	outstanding shares of our stock (other than shares of excess stock) being constructively or beneficially owned by fewer than 100 persons;

●	our being “closely held” within the meaning of Section 856 of the Code; or

●	our otherwise failing to qualify as a REIT under the Code.

We refer to these restrictions, collectively, as the “ownership limits.” Subject to certain limitations, our board of directors may, in its sole discretion, exempt one or more persons from the ownership limits, on such terms and subject to such conditions as our board of directors may require, including a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause us to fail to qualify as a REIT.

Our charter requires that any person who acquires or attempts to acquire shares of our stock (other than shares of excess stock) in violation of the ownership limits give immediate, or in the event of a proposed or attempted transfer, at least 15 days’ prior, written notice to us. If any person attempts to transfer shares of our stock, or attempts to cause any other event to occur that would result in a violation of the ownership limits, then:

●	any proposed transfer will be void ab initio, the purported transferee of such shares will acquire no interest in the shares and the shares that were subject to the attempted transfer or other event will, effective as of the close of business on the business day before the date of the attempted transfer or other event, automatically, without action by us or any other person, be converted into and exchanged for an equal number of shares of excess stock;

●	we may redeem any shares of excess stock and, before the attempted transfer or other event that results in a conversion into and exchange for shares of excess stock, any shares of our stock of any other class or series that are attempted to be owned or transferred in violation of the ownership limits, at a price equal to the lesser of the price per share paid in the attempted transfer or other event that violated the ownership limits and the last reported sale price of shares of such class of our stock on the NYSE on the day we give notice of redemption or, if shares of such class of our stock are not then traded on the NYSE, the market price of such shares determined in accordance with our charter; and

●	our board of directors may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event.

Shares of excess stock will be held in book entry form in the name of a trustee appointed by us to hold the shares for the benefit of one or more charitable beneficiaries appointed by us and a beneficiary designated by the purported transferee, which we refer to as the designated beneficiary, whose ownership of the shares of our stock that were converted into and exchanged for shares of excess stock does not violate the ownership limits. The purported transferee may not receive consideration in exchange for designating the designated beneficiary in an amount that exceeds the price per share that the purported transferee paid for the shares of our stock converted into and exchanged for shares of excess stock or, if the purported transferee did not give value for such shares, the market price of the shares on the date of the purported transfer or other event resulting in the conversion and exchange. Any excess amounts received by the purported transferee as consideration for designating the designated beneficiary must be paid to the trustee for the benefit of the charitable beneficiary. Upon the written designation of a designated beneficiary and the waiver by us of our right to redeem the shares of excess stock, the trustee will transfer the shares of excess stock to the designated beneficiary and, upon such transfer, the shares of excess stock will automatically be converted into and exchanged for the same number and class or series of shares of our stock as were converted into and exchanged for such shares of excess stock. Shares of excess stock are not otherwise transferable. If the purported transferee attempts to transfer shares of our stock before discovering that the shares have been converted into and exchanged for shares of excess stock, the shares will be deemed to have been sold on behalf of the trust, and any amount received by the purported transferee in excess of what the purported transferee would have been entitled to receive as consideration for designating a designated beneficiary will be paid to the trustee on demand.

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Holders of shares of excess stock are not entitled to vote on any matter submitted to a vote at a meeting of our stockholders. Upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the trustee must distribute to the designated beneficiary any amounts received as distributions on the shares of excess stock that do not exceed the price per share paid by the purported transferee in the transaction that created the violation or, if the purported transferee did not give value for such shares, the market price of the shares of our stock that were converted into and exchanged for shares of excess stock, on the date of the purported transfer or other event that resulted in such conversion and exchange. Any amount received upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company not payable to the designated beneficiary, and any other dividends or distributions paid on shares of excess stock, will be distributed by the trustee to the charitable beneficiary.

Every holder of more than 5% of the number or value of outstanding shares of our stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our board of directors may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our charter if ownership of shares of stock by such persons would not disqualify us as a REIT under the Code.

The Board of Directors

Our board of directors is currently comprised of twelve directors. Our charter and bylaws provide that the board may alter the number of directors to a number not more than 15 or less than three. Our charter provides that the directors shall be divided, as evenly as possible, into three classes, with approximately one-third of the directors elected by the stockholders annually. Each director will serve for a three year term and until his or her successor is duly elected and has qualified. Holders of shares will have no right to cumulative voting in the election of directors. Our directors are elected by a plurality of the votes cast; however, our Corporate Governance Guidelines require that a director will offer to resign if the director receives a greater number of votes “withheld” than votes “for” such election in an uncontested election of directors.

Business Combinations

Under the Maryland Business Combination Act, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

●	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

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A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the act, our charter exempts any business combination between us and UMH Properties, Inc., or UMH. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and UMH.

Control Share Acquisitions

The provisions of the Maryland Control Share Acquisition Act provide that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	majority or more of all voting power.

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Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means, subject to certain exceptions, the acquisition of issued and outstanding control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders at which the voting rights of the shares are considered and not approved, as of the date of that meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the provisions of the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that our board of directors will not eliminate this provision at any time in the future.

Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

●	a classified board;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a requirement for the calling of special meeting of stockholders may occur if a majority of stockholders request such in writing.

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Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds vote for the removal of any director from the board, (c) vest in the board the exclusive power to fix the number of directors and (d) require, unless called by our president, the chairman of the board or a majority of the board of directors, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders. We have elected to be governed by the provision of Subtitle 8 providing that a vacancy on our board of directors may be filled only by the remaining directors, for the remainder of the full term of the class of directors in which the vacancy occurred.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at an annual meeting may be made only (i) by or at the discretion of our board of directors or a duly authorized committee thereof or (ii) by any stockholder of record as of the date of the notice required by our bylaws, the record date for the meeting and the meeting date and who has provided the information required pursuant to the advance notice procedures of the bylaws. With respect to special meetings of our stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting of our stockholders may be made only (i) by our board of directors or a duly authorized committee thereof or (ii) provided that directors or a duly authorized committee thereof will be elected at the meeting, by a stockholder of record as of the date of the notice required by our bylaws, the record date for the meeting and the meeting date and who has provided the information required pursuant to the advance notice provisions of the bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors or by the president and must be called by the secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

Amendment of Charter and Bylaws

Our charter generally may be amended only if advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Under the MGCL, certain charter amendments may be effected by the board of directors, without stockholder approval, such as an amendment changing the name of the corporation or an amendment increasing or decreasing the number of authorized shares of our stock. Our bylaws may be amended only by vote of a majority of the board of directors.

Extraordinary Transactions

We may merge or consolidate with another entity, convert into another form of entity, engage in a statutory share exchange or sell all or substantially all of our assets generally only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating assets may be held by our wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

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Dissolution

Our dissolution must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Removal of Directors

Our charter provides that a director may be removed only for cause, as defined in the charter, and only by the affirmative vote of stockholders entitled to cast not less than two-thirds of the votes entitled to be cast in the election of directors, generally. This provision, when coupled with the Subtitle 8 election vesting in our board of directors the sole power to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by the removal with their own nominees.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Indemnification and Limitations on Liability

We are incorporated under the laws of the State of Maryland. The MGCL permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

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However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to our directors and officers, whether serving us or at our request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of us. Our charter authorizes us to provide the same indemnification and advancement of expenses to our employees and agents.

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